Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

MGM CHINA HOLDINGS LIMITED

美高梅中國控股有限公司

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 2282 and Debt Stock Codes: 6026, 6028, 40258, 40634)

VOLUNTARY ANNOUCEMENT

This is a voluntary announcement made by MGM China Holdings Limited (the “Company”, together with its subsidiaries, the “Group”) in relation to the financial assistance from MGM Resorts International (“MRI”), the controlling shareholder of the Company.

The board of directors (the “Board”) of the Company announces that, on November 10, 2022, the Company entered into a loan agreement (the “Agreement”) with MRI, pursuant to which MRI agreed to make available a subordinated revolving loan facility (the “Facility”) in United States dollars (“USD”) in an amount of up to USD750 million. The Agreement highlights both MRI’s and the Company’s confidence in the long-term growth potential of Macau. The availability of the Facility further bolsters the Company’s already strong financial position in meeting future working capital and other funding needs. The term of the Facility is 24 months after the date of the Agreement. The interest rate on funded amounts will be the greater of 4 percent per annum and the prevailing market rate. The Board considers that the terms of the Agreement are fair and reasonable and entering into the agreement is in the interests of the Company and its shareholders as a whole.

As at the date of this announcement, MRI beneficially owns approximately 56% of the issued share capital of the Company. MRI is a connected person of the Company, and the transaction contemplated under the Agreement constitutes a connected transaction of the Company under Chapter 14A of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”). As the Facility is conducted on normal commercial terms or better and is not secured by the assets of the Group, the Facility is fully exempted from shareholders’ approval, annual review and all disclosure requirements pursuant to Rule 14A.90 of the Listing Rules.

By order of the Board
MGM China Holdings Limited Antonio MENANO Company Secretary

Hong Kong, November 10, 2022

As at the date of this announcement, our directors are William Joseph HORNBUCKLE, Pansy Catilina Chiu King HO, Chen Yau WONG and John M. MCMANUS as executive directors; Kenneth Xiaofeng FENG, Daniel J. TAYLOR, Ayesha Khanna MOLINO and Jonathan S. HALKYARD as non-executive directors; and Sze Wan Patricia LAM, Russell Francis BANHAM, Simon MENG and Chee Ming LIU as independent non-executive directors.

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